FINAL EXECUTION COPY

Exhibit 10.5

STOCK PURCHASE AGREEMENT

by and between

ONEOK, INC.

as Seller

and

TXOK ACQUISITION, INC.

as Purchaser

for the purchase and sale of all

of the capital stock of

ONEOK ENERGY RESOURCES COMPANY

a Delaware Corporation

Dated as of September 19, 2005

i

EXHIBITS

Exhibit A	Wells, Units and Leases
Exhibit B	Purchase Price Allocation
Exhibit C	Net Working Capital as of the Balance Sheet Date
Exhibit D	Excluded Assets
Exhibit E	Form of Section 1445 Certificate

SCHEDULES
Schedule 1.1(a)	Knowledge of Seller
Schedule 2.2(c)	Well Preparation and Drilling Costs
Schedule 4.4	No Conflicts
Schedule 4.5(b)	Ownership and Transfer of Shares; Sufficiency
Schedule 4.8	Financial Statements
Schedule 4.9	Absence of Certain Changes
Schedule 4.10	Taxes and Assessments
Schedule 4.11	Material Contracts
Schedule 4.12	Employee Benefits
Schedule 4.14	Litigation
Schedule 4.15	Compliance with Laws; Permits
Schedule 4.16	Environmental Matters
Schedule 4.18	Gas Imbalances
Schedule 4.19	Consents and Preferential Rights to Purchase
Schedule 6.1	Conduct of the Business of the Company
Schedule 6.9(a)	Company Employees
Schedule 6.9(b)	Additional Available Employees
Schedule 6.11	Company Guarantees
Schedule 6.12	Intercompany Contracts; Intercompany Balances
Schedule 6.15	Leased Vehicles

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into as of September 19, 2005, between TXOK Acquisition, Inc., a Delaware corporation (the “Purchaser”), and ONEOK, Inc., an Oklahoma corporation (the “Seller”).

RECITALS

WHEREAS, Seller owns all of the outstanding shares of capital stock (the “Shares”) of ONEOK Energy Resources Company (the “Company”), a Delaware corporation engaged in the exploration and production of oil and natural gas in Oklahoma;

WHEREAS, the Company owns all of the outstanding membership interests in ONEOK Energy Resources Holdings, L.L.C., a Delaware limited liability company (“ONEOK Resources Holdings”);

WHEREAS, ONEOK Resources Holdings owns (i) all of the outstanding membership interests in ONEOK Texas Energy Holdings, L.L.C., a Delaware limited liability company (“ONEOK Texas Holdings”), which in turn owns 100% of the general partner interests in ONEOK Texas Energy Resources, L.P., a Delaware limited partnership (the “ONEOK Texas LP”) and (ii) 100% of the limited partner interests in ONEOK Texas LP;

WHEREAS, prior to the consummation of the transactions described in this Agreement, the Company currently plans to sell, in a separate transaction, all of the membership interests of ONEOK Resources Holdings, and none of the membership interests or assets of ONEOK Resources Holdings or its subsidiaries ONEOK Texas Holdings or ONEOK Texas LP nor any of the proceeds of such sale shall be included in the transaction described in this Agreement; and

WHEREAS, after the separate sale of all of the membership interests of ONEOK Resources Holdings, as described above, Purchaser has agreed to acquire from the Seller, and the Seller has agreed to sell to the Purchaser, all of the Shares of the Company on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, the term “Affiliate,” with respect to Seller, shall not include Northern Border Partners, L.P. or any of its subsidiaries.

“Benefit Plan” means (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (ii) each plan that would be an employee benefit plan if it was subject to ERISA, such as plans for directors, (iii) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified), and (iv) each bonus, deferred compensation or incentive compensation plan; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday, and sick or other leave policies, (b) workers compensation insurance, (c) directors and officers liability insurance, or (d) Material Contracts.

“Business Day” means each calendar day except Saturdays, Sundays and other days on which national banks in the State of Oklahoma are authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Guarantees” means all guaranties, letters of credit, bonds, sureties and other credit support or assurances provided by Seller or its Affiliates (other than the Company) in support of any obligations of the Company, including those obligations listed on Schedule 6.11.

“Company Plan” means each Benefit Plan that is, or at any time within the six (6) year period ending on the Closing Date was, sponsored, maintained or contributed to by Seller, the Company or any of its respective Affiliates and which Benefit Plan provides benefits solely with respect to current or former directors, officers or employees of the Company.

“Dollars” and “$” mean the lawful currency of the United States.

“EBITDA” means the earnings before interest and taxes for the Company as reported on the “earnings before interest, taxes, depreciation and amortization” or “EBITDA” line item on the statement of income for the Company for the applicable period.

“Encumbrance” means any mortgage, lien, security interest, pledge, adverse claim, encumbrance, charge or other defect in title (including without limitation a discrepancy in the net revenue interests or working interests set forth in Exhibit A).

“Environmental Law” means any applicable Law relating to the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Purchase Price” means Seller’s good faith estimate of the Purchase Price as set forth in a statement delivered by Seller to Purchaser at least two Business Days before the Closing.

“Excluded Assets” means the assets listed on the attached Exhibit D.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

“Indebtedness for Borrowed Money” means all obligations to any Person for borrowed money, including (i) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or (ii) any guarantee with respect to indebtedness for borrowed money of another Person.

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (i) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (ii) copyrights and any applications or registrations for any of the foregoing; and (iii) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“Knowledge” as to Seller means the actual knowledge of those persons listed in Schedule 1.1(a).

“Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement.

“Leases” means all of the oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests and other properties and interests described on Exhibit A.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Authority.

“Liability” means any Indebtedness for Borrowed Money, debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“LIBOR” means the rate for any one month loan which appears on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of any period for which interest may be due under this Agreement.

“Losses” means all liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel, consultants, experts and other professional fees).

“Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties or financial condition of the Company taken as a whole or (ii) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement, other than, in either case, any one or more of the following: (A) the effect of any change in the United States or foreign economies or securities or financial markets in general; (B) the effect of any change that generally affects the oil and gas exploration and production industry; (C) the effect of any change arising in connection with any natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (D) the effect of any action taken by Purchaser or its Affiliates with respect to the Company or the transactions contemplated hereby; (E) any matter of which Purchaser is aware on the date hereof; (F) the effect of any changes in applicable Laws or accounting rules; (G) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement; or (H) the loss of any Transferred Employee.

“Net Working Capital,” which may be positive or negative, means an amount equal to the total current assets of the Company minus the total current liabilities of the Company, determined (i) in accordance with GAAP, (ii) exclusive of intercompany accounts, (iii) without giving effect to the transactions contemplated hereby, (iv) exclusive of cash, and (v) exclusive of gas balancing amounts.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.

“Parties” means Seller and Purchaser.

“Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities; provided, right-of-way agreements and similar approvals are not included in the definition of Permits.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Properties” means the Wells, Units and Leases, together with all pipelines, compressors, dehydrators and other equipment related thereto owned by the Company and the tenements, hereditaments and appurtenances belonging to the Wells, Units and Leases.

“Purchaser FSP” means Purchaser’s health care flexible spending account program and Purchaser’s dependant day care spending account program.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“Seller Disclosure Schedules” means the schedules attached hereto relating to disclosures by the Seller.

“Seller FSP” means Seller’s health care flexible spending account program and Seller’s dependant day care spending account program.

“Seller Plan” means each Benefit Plan that is, or at any time within the six (6) year period ending on the Closing Date was, sponsored, maintained or contributed to by Seller or by any Commonly Controlled Entity (other than the Company).

“Seller Thrift Plan” means the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Benefit” means, with respect to a Loss, an amount by which the Tax liability of a Person (or group of corporations filing a Tax Return that includes the Person), with respect to a taxable period, is reduced as a result of such Loss or the amount of any Tax refund or Tax credit that is generated (including, by deduction, loss, credit or otherwise) as a result of such Loss, and any related interest received from any relevant Tax Authority.

“Tax Law” means the law (including any applicable regulations or any administrative pronouncement) of any Governmental Authority relating to any Tax.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the applicable Tax Law.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority including any amendments thereto.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

“Title Benefit” means any right, circumstance or condition that operates to increase the net revenue interest of the Company in any Well or Unit above that shown on Exhibit A, without causing a greater than proportionate increase in the Company’s working interest above that shown in Exhibit A.

“Title Defect” means any Encumbrance, other than a Permitted Encumbrance, that causes a breach of Seller’s representation and warranty in Section 3.1.

“United States” means United States of America.

“Units” means all pooled, communitized or unitized acreage that includes all or a part of any Lease or includes any Well shown on Exhibit A attached hereto.

“Wells” means all oil, gas, water, CO2 or injection wells on the Leases shown on Exhibit A attached hereto.

Section 1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
“Accountant”	Section 2.5(d)
“Additional Available Employees”	Section 6.9(b)
“Agreement”	Preamble
“Allocated Value”	Section 3.4(a)
“Allocation Statement”	Section 9.5
“Antitrust Division”	Section 6.4
“Antitrust Laws”	Section 4.4
“Balance Sheet”	Section 4.8
“Balance Sheet Date”	Section 4.8
“Base Purchase Price”	Section 2.2(a)
“Cause”	Section 6.9(i)
“Closing”	Section 2.3
“Closing Date”	Section 2.3
“Closing Statement”	Section 2.5(a)
“Common Stock”	Section 4.6
“Commonly Controlled Entity”	Section 4.12(b)
“Company”	Recitals
“Company Employees”	Section 6.9
“Confidentiality Agreement”	Section 6.6
“Contract”	Section 3.3(b)
“Defensible Title”	Section 3.2
“Earnest Money”	Section 2.2(e)
“Easements”	Section 3.1(b)
“Effective Date”	Section 2.4.
“Elections”	Section 9.4.
“Evaluation Data”	Section 4.17
“Financial Statements”	Section 4.8
“Forms”	Section 9.4
“FTC”	Section 6.4
“GAAP”	Section 4.8
“Indemnification Claim”	Section 10.4(a)
“Leased Vehicles”	Section 6.15
“Material Contracts”	Section 4.11
“ONEOK Marks”	Section 6.8
“ONEOK Resources Holdings”	Recitals
“ONEOK Resources Holdings Sale”	Section 6.1
“ONEOK Texas Holdings”	Recitals
“ONEOK Texas LP”	Recitals
“Order”	[Section 4.4]
“Permitted Encumbrances”	Section 3.3
“Purchase Price”	Section 2.2(a)
“Purchaser”	Preamble

Term	Section
“Purchaser Documents”	Section 5.2
“Purchaser Indemnified Parties”	Section 10.2(a)
“Purchaser Savings Plan”	Section 6.9(f)
“Securities Act”	Section 5.5
“Seller”	Preamble
“Seller Documents”	Section 4.3
“Seller Indemnified Parties”	Section 10.3(a)
“Shares”	Recitals
“Title Arbitrator”	Section 3.4(i)
“Title Benefit Amount”	Section 3.4(e)
“Title Claim Date”	Section 3.4(a)
“Title Defect Amount”	Section 3.4(d)
“Transaction Taxes”	Section 9.1
“Transferred Employees”	Section 6.9
“Welfare Benefits”	Section 6.9(g)

Section 1.3 Rules of Interpretation.

Unless otherwise expressly provided hereby, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c) The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE 2.

SHARES; PURCHASE PRICE; ADJUSTMENTS

Section 2.1 Shares. At the Closing, but effective as of the Effective Date, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, the Shares, free and clear of any Encumbrances other than transfer restrictions imposed thereon by applicable securities Laws. Notwithstanding the foregoing, Seller shall cause the Company to transfer the Excluded Assets to Seller or its Affiliates (other than the Company) or to other parties, prior to the Closing, and neither Purchaser nor the Company shall have any right, title or interest in or to the Excluded Assets from and after Closing; provided, however, any such transfer of the Excluded Assets from Company to Seller or its Affiliates shall be on an “as is, where is” basis without any warranty of, indemnity of or liability to the Company.

Section 2.2 Purchase Price and Adjustments; Escrow.

(a) The aggregate consideration payable by Purchaser to Seller for the Shares (the “Purchase Price”) shall consist of $277,269,130.00 (the “Base Purchase Price”) plus or minus, as the case may be, the difference between the Net Working Capital as of the Effective Date and the Net Working Capital as of the Balance Sheet Date. For the avoidance of doubt, if Net Working Capital as of the Effective Date is greater than the Net Working Capital as of the Balance Sheet Date, then the difference shall be added to the Base Purchase Price. If Net Working Capital as of the Balance Sheet Date is greater than the Net Working Capital as of the Effective Date, then the difference shall be subtracted from the Base Purchase Price. In addition, the Base Purchase Price shall be subject to adjustment as provided in Sections 2.2(b), 2.2(c), 2.2(d), 2.2(e), 3.4, 6.15 and 9.2.

(b) The Purchase Price shall be decreased by the amount of EBITDA of the Company for the period from the Balance Sheet Date to the Effective Date.

(c) The Purchase Price shall be increased by the aggregate amount of all costs, expenses, obligations and liabilities relating to preparing for drilling, drilling, equipping (including installing surface equipment) and completing the wells and other Properties listed on the attached Schedule 2.2(c) (and for any other wells not assigned an Allocated Value on Exhibit B for which Purchaser has approved Seller incurring such expenditures), in each case to the extent such amounts have been paid by the Seller or any of its Affiliates (including the Company) prior to the Effective Date, including costs of title review, filing for permits, surface damage and access payments, access road construction and site preparation.

(d) The Purchase Price shall be adjusted for the actual aggregate gas imbalance (net of royalties) affecting the Properties that exists as of the Effective Date. Such imbalance in Mcf volumes shall be multiplied by $2.00 per Mcf to determine the dollar amount of the imbalance adjustment to the Purchase Price. The value so calculated of any net imbalance owing to the Seller shall be added to the Purchase Price and the value so calculated of any net imbalance owing by the Seller shall be subtracted from the Purchase Price.

(e) Purchaser shall deposit $8,318,073.90 upon execution of this Agreement by wire transfer of immediately available funds (the “Earnest Money”), which shall be deposited and held by Seller in an account designated by Seller, as earnest money and part of the Purchase Price. At the Closing, any interest earned on the Earnest Money shall be applied to the Purchase Price. If the Earnest Money is returned to the Purchaser, then the Purchaser shall also receive any interest accrued thereon. If the Earnest Money is retained by the Seller as liquidated damages pursuant to Section 2.6, then the Seller shall also retain any interest accrued thereon.

Section 2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m., at the offices of Gable & Gotwals, 100 West 5th Street, Tulsa, Oklahoma on the later of (i) September 30, 2005, (ii) the second Business Day following closing of that certain equity buyout transaction in respect of EXCO Holdings, Inc. as described in the Form 8-K filed on August 29, 2005 filed by EXCO Resources, Inc. with the U.S. Securities and Exchange Commission, but not later than October 14, 2005, or (iii) the second Business Day following the satisfaction or waiver of any condition set forth in Section 7.1 or Section 7.2, or such other date as Purchaser and Seller may mutually determine. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 2.4 Effective Date. The “Effective Date” of the transaction set forth in this Agreement shall be the first calendar day of the month in which the Closing Date occurs, unless the Closing Date occurs after the tenth (10th) calendar day of such month in which case the Effective Date shall be the first calendar day of the month immediately after the month in which the Closing Date occurs. The phrase “on or after the Effective Date” as used herein means on or after 7:00 a.m. central time on the Effective Date.

Section 2.5 Post-Closing Purchase Price Reconciliation.

(a) As soon as reasonably practicable following the Closing Date or the Effective Date, whichever is later, and in any event within 90 days thereafter, Seller shall prepare and deliver to Purchaser a calculation of Net Working Capital as of the Effective Date and a calculation of any other adjustments to the Purchase Price provided for in this Agreement, together with reasonably detailed supporting information (the “Closing Statement”). The Net Working Capital as of the Effective Date shall be calculated in the same manner as reflected on Exhibit C (demonstrating the calculation of Net Working Capital as of the Balance Sheet Date).

(b) From and after the Closing, Purchaser and Seller shall each provide the other Party and its representatives reasonable access to the records relating to the calculation of Net Working Capital as of the Effective Date and the calculation of any other adjustments to the Purchase Price provided for in this Agreement as such other Party shall reasonably request and that are available.

(c) Within 60 days after Purchaser’s receipt of the Closing Statement, Purchaser shall notify Seller as to whether Purchaser agrees or disagrees with the Closing Statement and, if Purchaser disagrees, such notice shall set forth in reasonable detail the particulars of such disagreement. If Purchaser provides a notice of agreement or does not provide a notice of disagreement within such 60 day period, then Purchaser shall be deemed to have accepted the calculations and the amounts set forth in the Closing Statement delivered by Seller, which shall then be final, binding and conclusive for all purposes hereunder. If any such notice of disagreement is timely provided, then Purchaser and Seller shall each use Reasonable Efforts for a period of 30 days thereafter to resolve any disagreements with respect to the calculations in the Closing Statement.

(d) If, at the end of the 30-day resolution period, the Parties are unable to resolve any disagreements as to items in the Closing Statement, then KPMG LLP (or such other independent accounting firm of recognized national standing as may be mutually selected by Purchaser and Seller) shall resolve any remaining disagreements. If KPMG LLP is unwilling or unable to serve in such capacity and the Parties are unable to agree upon a replacement, then Seller shall within 10 days deliver to Purchaser a listing of three other accounting firms of recognized national or regional standing and Purchaser shall within 10 days after receipt of such list, select one of such three accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). The Accountant shall be charged with determining as promptly as practicable, but in any event within 30 days after the date on which such dispute is referred to the Accountant, any disputed items required to determine the Net Working Capital as of the Effective Date and any other adjustments to the Purchase Price provided for in this Agreement. The costs and expenses of the Accountant shall be borne 50% by Seller and 50% by Purchaser. The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder. Such amounts as finally determined by the Accountant shall be used to determine the Purchase Price.

(e) Within five Business Days after the date on which the last disputed item required to determine the Net Working Capital as of the Effective Date and any other adjustments to the Purchase Price provided for in this Agreement is resolved pursuant to this Section 2.5, Purchaser shall pay to Seller an amount equal to the excess, if any, of the Purchase Price minus the Estimated Purchase Price, or Seller shall pay to Purchaser an amount equal to the excess, if any, of the Estimated Purchase Price minus the Purchase Price, in each case together with interest at a rate equal to LIBOR (determined, as applicable, on the Effective Date and at the end of each 30 day period thereafter) plus 1% on such excess from the Effective Date to the date of payment.

Section 2.6 Breach or Failure to Close.

If Seller performs all of Seller’s obligations under this Agreement, and if within five (5) days after the date specified for Closing as provided herein, the Purchaser fails to make any payment or to perform any of Purchaser’s obligations under this Agreement, and Purchaser shall not have terminated this Agreement as permitted in Section 8.1(b) or Section 8.2, then the Earnest Money (and any interest accrued thereon) shall be retained by Seller as liquidated damages for the breach of this Agreement by Purchaser. Notwithstanding any other provision of this Agreement, retention of the Earnest Money shall be Seller’s sole remedy for any failure to make payment or performance of any obligation of Purchaser prior to Closing. Seller and Purchaser agree that such amount is intended as liquidated damages, and not as a penalty, and is a reasonable amount for liquidated damages under this Agreement, and that it would be impractical and extremely difficult to determine actual damages. If the Purchaser performs all of Purchaser’s obligations under this Agreement, and if within five (5) days after the date specified for Closing as provided herein, Seller fails to perform any of Seller’s obligations under this Agreement, and Seller shall not have terminated this Agreement as permitted in Section 8.1(b) or Section 8.2, then Purchaser shall be entitled to cancel and terminate this Agreement and receive from Seller (i) a refund of the Earnest Money, together with all interest accrued thereon, and (ii) reimbursement of all of Purchaser’s actual out of pocket fees and expenses incurred in connection with the negotiation and execution of this Agreement. Notwithstanding any other provision of this Agreement, the recovery of the amounts set forth in (i) and (ii) above shall be Purchaser’s sole remedy for Seller’s failure to perform any of Seller’s obligations under this Agreement prior to Closing.

ARTICLE 3.

TITLE MATTERS

Section 3.1 Seller’s Title.

(a) Seller represents and warrants to Purchaser that Company’s title to the Wells, Units and Leases shown on Exhibit A is Defensible Title as defined in Section 3.2.

(b) This Article 3 shall provide Purchaser’s exclusive remedy in respect of Title Defects.

Section 3.2 Definition of Defensible Title. As used in this Agreement, the term “Defensible Title” means that title of the Company which, subject to Permitted Encumbrances:

(a) Entitles Company to receive throughout the duration of the productive life of any Well or Unit (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons), not less than the “net revenue interest” share shown in Exhibit A of all Hydrocarbons produced, saved and marketed from such Well or Unit, except decreases in connection with those operations in which Company may be a non-consenting co-owner, decreases resulting from the reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment or amendment of pools or units, and decreases required to allow co-owners to make up past underproduction or pipelines to make up past under deliveries, and except as stated in such Exhibit A;

(b) Obligates the Company to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Well or Unit not greater than the “working interest” shown in Exhibit A without increase throughout the productive life of such Well or Unit, except as required by COPAS, except as stated in Exhibit A and except increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable law and increases that are accompanied by at least a proportionate increase in Company’s net revenue interest; and

(c) Is free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.3 Definition of Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a) Lessors’ royalties and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce the Company’s net revenue interest in any Well or Unit below that shown in Exhibit A or increase the Company’s working interest in any Well or Unit above that shown in Exhibit A without a corresponding increase in the net revenue interest;

(b) All leases, unit agreements, pooling agreements, operating agreements, production sales agreements, division orders and other sales contracts, agreements and instruments to which the Company is a party or by which any assets of the Company are bound, other than Excluded Assets (each, a “Contract”) to the extent that they do not, individually or in the aggregate, reduce the Company’s net revenue interest in any Well or Unit below that shown in Exhibit A or increase the Company’s working interest in any Well or Unit above that shown in Exhibit A without a corresponding increase in the net revenue interest;

(c) Third-party consent requirements and similar restrictions with respect to which waivers or consents are obtained from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

(d) Encumbrances for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;

(e) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by law), or if delinquent, being contested in good faith by appropriate actions;

(f) All rights to consent, required notices to, filings with, or other actions by any Governmental Authority in connection with the transactions contemplated hereby if they are customarily obtained subsequent to such transactions;

(g) Rights of reassignment arising upon final intention to abandon or release any assets of the Company;

(h) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations which do not materially interfere with or materially inhibit the normal conduct of such surface operations;

(i) Calls on production under existing Contracts;

(j) Gas balancing, cash balancing and other production balancing obligations with respect to any Well or Unit (it being understood that the Purchase Price adjustment in Section 2.2(d) addresses such imbalances) and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts;

(k) All rights reserved to or vested in any Governmental Authority to control or regulate the Company or any of its assets in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority;

(l) Any actual or asserted termination of the Company’s title to any assets held by production as a consequence of the cessation of production or insufficient production over any period;

(m) Any Encumbrance on or affecting the assets of the Company which is expressly assumed, bonded or paid by Seller or its Affiliates (other than the Company) at or prior to Closing or which is discharged by Seller or its Affiliates (other than the Company) at or prior to Closing;

(n) The litigation and other matters listed on Seller Disclosure Schedules;

(o) Any matters shown on Exhibit A; and

(p) Any other Encumbrances (i) which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use, operation or ownership of the assets of the Company subject thereto or affected thereby (as currently used, operated or owned) and (ii) which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties.

Section 3.4 Notice of Title Defects; Defect Adjustments.

(a) To assert a claim arising out of a breach of Section 3.1, Purchaser must deliver a written claim notice to Seller promptly after becoming aware of a Title Defect but in any event on or before the date that is two (2) Business Days prior to Closing (the “Title Claim Date”), except as otherwise provided under Section 3.5. Such notice shall be in writing and shall include (i) a specific description of the alleged Title Defects, (ii) the Wells or Units affected, (iii) the Allocated Values (as described below) of the Wells or Units subject to the alleged Title Defects, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defects and (v) the amount by which Purchaser reasonably believes the Allocated Values of those Wells or Units are reduced by the alleged Title Defects and the computations and information upon which Purchaser’s belief is based. Purchaser shall be deemed to have waived all breaches of Section 3.1 for which Seller has not been given proper written notice as described above on or before the Title Claim Date. The term “Allocated Value” for any Company asset equals the portion of the Purchase Price allocated to such asset as described on Exhibit B. Seller, to the extent it desires to assert a Title Benefit, must deliver to Purchaser, on or before the Title Claim Date, a similar written notice as to each Title Benefit asserted.

(b) Should Purchaser discover any Title Benefit on or before the Title Claim Date, Purchaser shall, as soon as practicable, but in any case by the Title Claim Date, deliver to Seller a written notice including (i) a specific description of the Title Benefit, (ii) the Wells affected, and (iii) the computations and information upon which Purchaser’s belief is based. Seller shall have the right, but not the obligation, to deliver to Purchaser a similar notice on or before the Title Claim Date with respect to each Title Benefit discovered by Seller. Seller shall be deemed to have waived all Title Benefits of which neither Party has given notice on or before the Title Claim Date, except to the extent Purchaser has failed to give a notice that it was obligated to give under this Section 3.4(b).

(c) Seller and the Company shall have the right, but not the obligation, to attempt, at Seller’s sole cost, to cure or remove, on or before the Closing Date, any Title Defects.

(d) With respect to each Well or Unit affected by Title Defects reported under Section 3.4(a) and not cured during the period permitted under Section 3.4(c), the Purchase Price shall be reduced by an amount (the “Title Defect Amount”) equal to the reduction in the Allocated Value for such Well or Unit caused by such Title Defects, as determined pursuant to Section 3.4(g). Notwithstanding the foregoing provisions of this Section 3.4(d), no reduction shall be made in the Purchase Price with respect to any Title Defect for which Seller at its election executes and delivers to Purchaser a written indemnity agreement, in form and substance reasonably satisfactory to Purchaser, under which Seller agrees to fully, unconditionally and irrevocably indemnify and hold harmless Purchaser and its successors and assigns from any and all Damages arising out of or resulting from such Title Defect.

(e) With respect to each Well or Unit affected by Title Benefits, the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Well or Unit caused by such Title Benefits, as determined pursuant to Section 3.4(h).

(f) Section 3.4(d) shall, to the fullest extent permitted by applicable law, be the exclusive right and remedy of Purchaser with respect to Seller’s breach of its representations and warranties in Section 3.1.

(g) The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i) if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the affected Well or Unit;

(iii) if the Title Defect represents a discrepancy between (A) the net revenue interest for any Well or Unit and (B) the net revenue interest or percentage stated on Exhibit A, then the Title Defect Amount shall be the product of the Allocated Value of such Well or Unit multiplied by a fraction, the numerator of which is the net revenue interest decrease or percentage ownership decrease and the denominator of which is the net revenue interest or percentage ownership stated on Exhibit A, provided that if the Title Defect is not effective or does not affect a Well or Unit throughout its entire term, the Title Defect Amount determined under this Section 3.4(g)(iii) shall be reduced accordingly;

(iv) if the Title Defect represents an obligation, Encumbrance, burden or charge upon or other defect in title to the affected Well or Unit of a type not described in subsections (i), (ii) or (iii) immediately above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Well or Unit so affected, the portion of Company’s interest in the Well or Unit affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Well or Unit, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation;

(v) notwithstanding anything to the contrary in this Article 3, (A) an individual claim for a Title Defect for which a claim notice is given prior to the Title Claim Date shall only be subject to adjustment under this Article 3 (except for adjustments required by Section 3.5) if the Title Defect Amount with respect to such claim exceeds $100,000, (B) the aggregate Title Defect Amount attributable to the effects of all Title Defects upon any given Well or Unit shall not exceed the Allocated Value of such Well or Unit and (C) except for adjustments required by Section 3.5, there shall be no Purchase Price adjustment for Title Defects unless and until the aggregate amount of all Title Defect Amounts for all Wells or Units for which claim notices were timely delivered in accordance with Section 3.4(a) exceed $2,000,000, and then only to the extent that such amount exceeds $2,000,000;

(vi) if a Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the lesser of (A) the reasonable cost and expense of curing such Title Defect or (B) the share of such curative work cost and expense which is allocated to such Well or Unit pursuant to subsection (vii) below; and

(vii) the Title Defect Amount with respect to a Well shall be determined without duplication of any costs or losses (A) included in another Title Defect Amount hereunder, (B) included in a casualty loss under Section 3.5, or (C) for which Purchaser otherwise receives credit in the calculation of the adjusted Purchase Price. To the extent that the cost to cure any Title Defect will result in the curing of all or a part of one or more other Title Defects, such cost of cure shall be allocated for purposes of Section 3.4(g)(vi) among the Wells or Units so affected on a fair and reasonable basis.

(h) The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Well or Unit multiplied by a fraction, the numerator of which is the net revenue interest increase and the denominator of which is the net revenue interest stated on Exhibit A, provided that if the Title Benefit is not effective or does not affect a Well or Unit throughout the entire life of the Well or Unit, the Title Benefit Amount determined under this Section 3.4(h) shall be reduced accordingly.

(i) Seller and Purchaser shall attempt to agree on all Title Defect Amounts and Title Benefit Amounts by a date not less than ten (10) days after the Title Claim Date. If Seller and Purchaser are unable to agree by that date, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(i). During the 30-day period following the Title Claim Date, Title Defect Amounts and Title Benefit Amounts in dispute shall be submitted to a title attorney with at least 10 years’ experience in oil and gas titles in the location that is the subject of the dispute, as selected by (A) mutual agreement of Purchaser and Seller or (B) absent such agreement during the 30-day period, by the American Arbitration Association (the “Title Arbitrator”). The Title Arbitrator shall not have had an affiliation with either Party or their Affiliates within the seven (7) year period preceding the arbitration, or have any financial interest in the dispute, controversy or claim. The arbitration proceeding shall be held in Tulsa, Oklahoma and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within 45 days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in this Sections 3.4 and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation title attorneys and petroleum engineers. In no event shall any Title Defect Amount exceed the estimate given by Purchaser in its claim notice delivered in accordance with Section 3.4(a) and in no event shall any Title Benefit Amount exceed any estimate given by Seller in a claim notice delivered in accordance with Section 3.4(b). The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Purchaser shall bear its own legal fees and other costs of presenting its case. Seller and Purchaser shall each bear one-half of the costs and expenses of the Title Arbitrator.

(j) Seller may at its option and sole cost continue, after the Closing but prior to the date of the final adjustment to the Purchase Price as provided in Section 2.5, to attempt to cure or remove any Title Defects. If any Title Defect for which a Purchase Price adjustment is made or indemnity given under Section 3.4(d) is cured or removed by Seller prior to the date of the final adjustment to the Purchase Price, then (i) Seller shall be reimbursed in that final adjustment for the amount of any previous deduction from the Purchase Price with respect to such Title Defect or (ii) such indemnity shall be deemed terminated without further action on the part of any Party, as applicable.

Section 3.5 Casualty or Condemnation Loss. If, after the date of this Agreement, but prior to the Closing Date, any assets of the Company are destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, Purchaser shall nevertheless be required to close and Seller shall elect by written notice to Purchaser prior to the Closing either (i) to cause the assets affected by any casualty to be repaired or restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to indemnify Purchaser through a document reasonably acceptable to Seller and Purchaser against any costs or expenses that Purchaser reasonably incurs to repair the assets subject to any casualty or (iii) to treat such casualty or taking as a Title Defect with respect to the affected property under Section 3.4. In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

Section 3.6 Limitations on Applicability. The representation and warranty in Section 3.1 shall terminate as of the Title Claim Date and shall have no further force or effect thereafter, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.4 with respect to any bona fide Title Defect or Title Benefit claim properly reported on or before the Title Claim Date.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows, but expressly excludes the Excluded Assets from any of such representations or warranties:

Section 4.1 Disclaimers.

(a) Except as and to the extent expressly set forth in Articles 3 and 4 of this Agreement, (i) Seller makes no representations or warranties, express or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of Seller or any of its Affiliates).

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OR THIS ARTICLE 4, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE COMPANY’S PROPERTIES OR OTHER ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PROPERTIES OR OTHER COMPANY ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE COMPANY’S PROPERTIES OR OTHER ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE COMPANY’S PROPERTIES OR OTHER ASSETS, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE COMPANY’S PROPERTIES OR OTHER ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE COMPANY’S PROPERTIES OR OTHER ASSETS, OR (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR

ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING ASSETS, EQUIPMENT AND OTHER TANGIBLE PROPERTY IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(c) The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed. Matters may be disclosed on a schedule to this Agreement for purposes of information only. Disclosure of any matter under one schedule shall be deemed disclosure of that matter under any other schedules to the extent reasonably ascertainable on the face of such disclosure.

Section 4.2 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Authorization of Agreement. Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document, when so executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.4 Conflicts; Consent of Third Parties. Except as set forth in Schedule 4.4, and except for any Contracts that have been terminated or will expire by their terms before or upon the Closing or Contracts with Affiliates of Seller that will be terminated before or upon the Closing, none of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or bylaws of Seller or the Company; (ii) any Contract or Permit to which Seller or the Company is a party or by which any of the properties or assets of Seller or the Company are bound (other than with respect to any provisions related to changes in credit ratings); (iii) any Order of any Governmental Authority applicable to Seller or the Company or by which any of the properties or assets of Seller or the Company are bound; or (iv) any applicable Law; other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not reasonably be expected to have a Material Adverse Effect; or (b) require Seller or the Company to obtain any consent, waiver, approval, Order, Permit or authorization of, or declare or file with, or give notification to, any Person or Governmental Authority, except for (i) compliance with the applicable requirements of any United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) and (ii) such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

Section 4.5 Ownership; Sufficiency.

(a) Seller is the record and beneficial owner of the Shares, free and clear of any and all Encumbrances other than transfer restrictions imposed by securities Laws. Seller has the power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to the Shares, free and clear of any and all Encumbrances other than transfer restrictions imposed by securities Laws.

(b) Except for the Excluded Assets and except as set forth in Schedule 4.5(b), the assets of the Company constitute all of the assets used to conduct the business of the Company as presently conducted, except where the absence of which would not reasonably be expected to have a Material Adverse Effect.

Section 4.6 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of common stock, $1.00 par value per share (the “Common Stock”). As of the date hereof, there are 10 shares of Common Stock issued and outstanding and no shares of Common Stock are held by the Company as treasury stock. All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable.

(b) There is no existing option, warrant, call, right or Contract to which the Company is a party requiring, and there are no securities of the Company outstanding that upon conversion or exchange would require, the issuance of any shares of Common Stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Common Stock. The Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Common Stock.

Section 4.7 Subsidiaries. Prior to the consummation of the transactions described in this Agreement, the Company currently plans to sell, in a separate transaction, all of the membership interests of ONEOK Resources Holdings. As of the consummation of that sale, the Company will not own any capital stock or other securities of any other corporation or have any equity or ownership interest in any other Person.

Section 4.8 Financial Statements. Schedule 4.8 sets forth copies of (a) the unaudited balance sheets of the Company as of December 31, 2004 and the related unaudited statements of income for the calendar year 2004, and (b) the unaudited balance sheet of the Company as of July 31, 2005 and the unaudited statement of income for the seven-month period ended July 31, 2005 (collectively, the “Financial Statements”). The December 31, 2004 and July 31, 2005 balance sheets of the Company fairly present the financial position of the Company as of the respective dates thereof, and the other financial statements referred to in this Section 4.8 fairly present the results of operations and financial position of the Company for the respective periods or as of the respective dates therein set forth; and each of such statements has been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved. For the purposes hereof, the unaudited balance sheet of the Company as of July 31, 2005 is referred to as the “Balance Sheet” and July 31, 2005 is referred to as the “Balance Sheet Date.”

Section 4.9 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth in Schedule 4.9, since the Balance Sheet Date (i) the Company has conducted its businesses in all material respects only in the ordinary course of business and (ii) there has not been any Material Adverse Effect.

Section 4.10 Taxes and Assessments. Except as set forth in Schedule 4.10:

(a) The Company, and the Seller to the extent that the Company is included in consolidated Tax Returns, has timely filed all Tax Returns required to be filed by it (taking into account requests for extensions to file such returns), all such returns are correct and complete, and all Taxes required to be paid by it have either been paid or are reflected in accordance with GAAP as a reserve for Taxes on the Financial Statements, except to the extent that such failures to timely file, to be correct and complete or to pay, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

(b) All material amounts of Taxes required to be withheld by the Company have been withheld and have been (or will be) duly and timely paid to the proper Tax Authority;

(c) No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are still pending;

(d) No requests for waivers of the time to assess any material amounts of Taxes of the Company have been made that are still pending; and

(e) No Tax Return filed by the Company is under current examination by the IRS or by any tax authority.

This Section 4.10 represents the sole and exclusive representation and warranty of Seller regarding Tax matters.

Section 4.11 Material Contracts.

(a) Schedule 4.11 sets forth all of the following Contracts to which the Company is a party or by which it is bound, other than Leases and other than Contracts that have been terminated or will expire by their terms before or upon the Closing or Contracts with Affiliates of Seller that will be terminated before or upon the Closing (collectively, the “Material Contracts”):

(i) all material operating agreements, other than operating agreements in a form which is standard in the industry;

(ii) all material transportation and gas balancing agreements, other than those which are a part of or incorporated by reference into joint operating agreements or contained in Seller’s files;

(iii) area of mutual interest agreements, other than those contained in any exploration agreement or letter of intent,

(iv) all agreements for capital expenditures or the acquisition or construction of fixed assets outside of the ordinary course of business that require aggregate future payments in excess of $250,000,

(v) all agreements for or that contemplate the sale of any of the Properties (except this Agreement) with a sales price in excess of $250,000, and

(vi) other material agreements of the Company obligating the Company to make any payment in excess of $250,000.

(b) The Company has not received any written notice or written threat of the termination, expiration or modification of any Material Contract within one year from the date hereof, which termination, expiration or modification would have a Material Adverse Effect. Purchaser has been provided with access to true and complete copies of each Material Contract, including each contract, agreement and instrument listed in Schedule 4.11.

Section 4.12 Employee Benefits.

(a) Schedule 4.12(a) contains a complete and accurate list of each Seller Plan that covers one or more of the Transferred Employees. Seller has made available to Purchaser a copy of each such Seller Plan. The Company does not sponsor, maintain or contribute to, and is not required to contribute to, any plan subject to Title IV or ERISA.

(b) With respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is a Seller Plan (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred by Seller or by any trade or business, whether or not incorporated, that together with the Seller would be a “single employer” within the meaning of Section 4001(b) of ERISA (a “Commonly Controlled Entity”), which withdrawal liability has not been satisfied, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by Seller or by any Commonly Controlled Entity, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code currently exists and (iv) all contributions (including installments) to such plan required of Seller or any Commonly Controlled Entity by Section 302 of ERISA and Section 412 of the Code have been made.

(c) There are no Company Plans and Company has no outstanding obligation or liability to any Seller Plan.

Section 4.13 Labor.

(a) The Company is not a party to any labor or collective bargaining agreement.

(b) There are no (i) strikes, work stoppages, work slowdowns, or lockouts pending or, to the Knowledge of Seller, threatened in writing against or involving the Company, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened in writing by or on behalf of any employee or group of employees of the Company, except in each case as would not reasonably be expected to have a Material Adverse Effect.

Section 4.14 Litigation. Except as set forth in Schedule 4.14, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened in writing against the Company before any Governmental Authority, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

Section 4.15 Compliance with Laws; Permits. Except for environmental matters covered in Section 4.16, Tax matters covered in Section 4.10, employee benefit matters covered in Sections 4.12 and except as set forth on Schedule 4.15:

(a) the Company is in compliance with all Laws of any Governmental Authority applicable to its business or operations, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect;

(b) the Company has not received any written notice of or been charged with the violation of any Laws, except where such violation would not reasonably be expected to have a Material Adverse Effect; and

(c) the Company currently has all Permits that are necessary to operate its business as currently conducted, except where the absence of which would not reasonably be expected to have a Material Adverse Effect;

(d) the Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not reasonably be expected to have a Material Adverse Effect.

Section 4.16 Environmental Matters.

Except as set forth in Schedule 4.16, to Seller’s Knowledge (i) the Company’s operation of its assets have been in compliance with all applicable Environmental Laws and (ii) there has been no contamination of groundwater, surface water or soil by Company that requires remediation under applicable Environmental Laws, except in either case such failures to comply or such contamination as, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.17 Evaluation Data. Immediately prior to the execution of this Agreement, the Company owned or had the right to use in the ordinary conduct of its business, all of its material technology, processes, maps, seismic records, shot points, field notes, interpretations and programs, all seismic, geological and geophysical information and libraries, and other proprietary information relating to the Properties (collectively, “Evaluation Data”). Except as set forth in this Section 4.17, Seller makes no other representations or warranties of any kind relating to the Evaluation Data or any agreements relating thereto, including whether this Agreement (or the consummation of this Agreement) has altered or impaired, or will alter or impair, any such rights or has breached, or will breach, any agreements with third party vendors or has required, or may require notice or payments of additional sums relating thereto, or has required, or may require, the return or discontinuation of use of any records or information.

Section 4.18 Gas Imbalances. Except as set forth in Schedule 4.18, as of respective dates for each Property set forth on that Schedule 4.18, the Company’s Properties did not have an aggregate net overproductive or underproductive imbalance or transportation balance.

Section 4.19 Consents and Preferential Purchase Rights. Except as set forth in Schedule 4.19, none of the Company’s Properties is subject to any preferential rights to purchase which would become exercisable as a result of the transactions contemplated by this Agreement, nor are any third-party consents to assignment required with respect to the transactions contemplated by this Agreement, except consents and approvals of assignments by Governmental Entities that are customarily obtained after Closing.

Section 4.20 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or the Company in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

Section 5.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3 Conflicts; Consents of Third Parties. None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the Organizational Documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Authority applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations, that would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or (b) require Purchaser to obtain any consent, waiver, approval, Order, Permit or authorization of, or declare or file with, or give notification to, any Person or Governmental Authority, except for (i) compliance with the applicable requirements of the Antitrust Laws, and (ii) such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened in writing against Purchaser, or to which Purchaser is otherwise a party before any Governmental Authority, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions hereby. Purchaser is not subject to any Order of any Governmental Authority except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.5 Securities Matters. Purchaser is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Shares solely for its own account and not with a view to any distribution or disposition thereof. Purchaser understands that (a) the Shares have not been registered under the Securities Act or registered or qualified under any applicable state securities laws in reliance upon specific exemptions therefrom, and (b) the Shares may not be transferred or sold except in a transaction registered or exempt from registration under the Securities Act, and registered or qualified or exempt from registration or qualification under any applicable state securities laws.

Section 5.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE 6.

COVENANTS

Section 6.1 Conduct of the Business of the Company. The Parties acknowledge and agree that, prior to the consummation of the transactions described in this Agreement, Seller currently plans to sell, in a separate transaction, all of the membership interests of ONEOK Resources Holdings (the “ONEOK Resources Holdings Sale”), and none of the membership interests or assets of ONEOK Resources Holdings or its subsidiaries ONEOK Texas Holdings or ONEOK Texas LP shall be included in the transaction described in this Agreement. From the date hereof and until the Closing, except (A) for the ONEOK Resources Holdings Sale, (B) as set forth on Schedule 6.1, (C) as required by applicable Law, (D) as otherwise contemplated by this Agreement or (E) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Seller shall cause the Company to:

(i) conduct its business only in the ordinary course of business; and

(ii) use its commercially reasonable efforts to (A) preserve its present business, operations, organization and goodwill and (B) preserve its present relationships with customers and suppliers; and

(b) Seller shall not and shall cause the Company not to:

(i) declare, set aside, make or pay any dividend or other distribution (other than cash) in respect of the Shares or repurchase, redeem or otherwise acquire any outstanding shares or other ownership interests in the Company;

(ii) transfer, issue, sell or dispose of any common stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire common stock or other securities of the Company;

(iii) effect any recapitalization, reclassification or like change in the capitalization of the Company;

(iv) amend the certificate of incorporation or bylaws of the Company;

(v) (A) increase the annual level of compensation of any executive officer of the Company, (B) increase the annual level of compensation payable or to become payable by the Company to any of its executive officers, (C) grant any bonus, benefit or other direct or indirect compensation to any executive officer, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the executive officers of the Company or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party and involving an executive officer of the Company, except, in each case, as required by applicable Law from time to time in effect or by the terms of any Benefit Plans;

(vi) subject any of the Properties or other assets (whether tangible or intangible) of the Company to any Encumbrance, except for Permitted Encumbrances incurred in the ordinary course of business;

(vii) acquire any properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the properties or assets of the Company having an aggregate value in excess of $1,000,000;

(viii) other than in the ordinary course of business, cancel or compromise any debt or claim of the Company in excess of $250,000;

(ix) enter into any commitment for capital expenditures of the Company in excess of $1,000,000 for all commitments in the aggregate, other than reasonable capital expenditures in connection with any emergency or force majeure events affecting the Company;

(x) enter into, modify or terminate any labor or collective bargaining agreement of the Company or, through negotiations or otherwise, make any commitment or incur any Liability to any labor organizations;

(xi) permit the Company to enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire the securities of any other Person; or

(xii) agree to do anything prohibited by this Section 6.1(b).

Notwithstanding the above, the Parties acknowledge and agree that anytime before Closing (1) Seller shall be entitled to remove all cash from the Company, (2) Seller shall be entitled to take all actions necessary to all eliminate all intercompany balances between and among the Company, on the one hand, and Seller or any of its Affiliates (other than any Company), on the other hand, whether by dividend, capital contribution, discharge or otherwise, and (3) all of the Excluded Assets will be transferred to Seller or its Affiliates (other than the Company) or to other parties on or before the Closing, and nothing in this Section 6.1 shall prevent or impair such transfer.

Section 6.2 Access to Information. Prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and such examination of the books and records of the Company as it reasonably requests and to make extracts and copies of such books and records; provided, that such examination shall not include (i) information that, if provided to Purchaser, would violate applicable Law or the organizational documents of the Company, (ii) bids, letters of intent, expressions of interest, or other proposals received from others in connection with the transactions contemplated by this Agreement or otherwise and information and analyses relating to such communications, (iii) any information, the disclosure of which would jeopardize any legal privilege available to Seller, the Company or any of their respective Affiliates relating to such information or would cause Seller, the Company or any of their respective Affiliates to breach a confidentiality obligation by which it is bound or (iv) any of Seller’s internal valuations of the Shares, the Company or the industry of the Company. Any such investigation and examination shall be conducted during regular business hours and under commercially reasonable circumstances and shall be subject to restrictions under applicable Law. Seller shall, and shall cause the Company and its respective officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to, cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Seller, the Company and their respective representatives and shall use their commercially reasonable efforts to minimize any disruption to the business of Seller or the Company. Purchaser agrees to abide by any safety rules or rules of conduct reasonably imposed by Seller, the Company or the operator of such properties, as the case may be, with respect to Purchaser’s access and any information furnished to Purchaser or its representatives pursuant to this Section 6.2. Purchaser shall indemnify, defend and hold harmless Seller, the Company and their respective officers, directors, employees and agents from and against any and all Losses asserted against or suffered by them relating to, resulting from, or arising out of, examinations or inspections made by Purchaser or its representatives pursuant to this Section 6.2, except to the extent such Losses relate to, result from or arise out of, the gross negligence or willful misconduct of Seller or the Company. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, (i) Purchaser shall not contact any suppliers to, or customers of, the Company or its Affiliates, and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company.

Section 6.3 Consents. For up to 180 days after the Closing Date, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with Purchaser, at Purchaser’s request, in endeavoring to obtain any consents required with respect to Material Contracts, Leases or Permits; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Liability with respect thereto to obtain any such consent.

Section 6.4 Regulatory Approvals. [Intentionally Omitted]

Section 6.5 Further Assurances. Each of Purchaser and Seller shall use (and Seller shall cause the Company to use) its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

Section 6.6 Confidentiality. Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement EXCO Resources, Inc. and Seller dated August 3, 2005 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

Section 6.7 Preservation of Records. Purchaser shall cause the Company to preserve and keep the records relating to the Company for a period of seven (7) years from the Closing Date, or, if longer, as required by Law. Purchaser shall cause the Company to make such records and personnel available as may be reasonably required by Seller in connection with, among other things, any insurance claims or indemnification claims by, Legal Proceedings or tax audits against or governmental investigations of Seller or any of its Affiliates or in order to enable Seller to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Purchaser wishes to destroy such records after that time, Purchaser shall cause the Company first to give ninety (90) days prior written notice to Seller, and Seller shall have the right at its option and expense, upon prior written notice given to Purchaser within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

Section 6.8 Use of Name. Purchaser agrees that (i) it has no right, title or interest in or to the name “ONEOK,” “ONEOK Energy Resources,” “ONEOK Energy Resources Company,” “ONEOK Energy Resources Holdings,” “ONEOK Texas Energy Holdings,” “ONEOK Texas Energy Resources” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any derivations, modifications or alterations thereof, and any word, name or mark confusingly similar thereto (collectively, the “ONEOK Marks”), (ii) it shall have no right to use the ONEOK Marks after the Closing Date, (iii) it shall immediately after the Closing, change the name of the Company to remove the names “ONEOK,” “ONEOK Energy Resources,” “ONEOK Energy Resources Company,” “ONEOK Energy Resources Holdings,” “ONEOK Texas Energy Holdings,” “ONEOK Texas Energy Resources” or any variations thereof from the name of the Company, and otherwise cease to hold itself out as having any affiliation with Seller or any of its Affiliates. In furtherance thereof, as promptly as practicable but in no event later than sixty (60) days after the Closing Date, Purchaser shall remove, strike over or otherwise obliterate all ONEOK Marks from all materials including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software, technical guidelines, standards and procedures and other materials. Nothing in this Agreement shall restrict Seller or its Affiliates from using any of the ONEOK Marks before or after Closing.

Section 6.9 Employee and Benefit Matters.

(a) Purchaser or its Affiliates shall offer employment to each of the employees listed on Schedule 6.9(a) (the “Company Employees”). Schedule 6.9(a) includes each Company Employee’s name, position or job title and work location, all as of the date hereof, unless otherwise specified therein.

(b) Purchaser or its Affiliates may, but shall not be obligated to, offer employment to all or any of the employees listed on Schedule 6.9(b) (the “Additional Available Employees”). Schedule 6.9(b) includes each Additional Available Employee’s name, position or job title and work location, all as of the date hereof, unless otherwise specified therein. The Company Employees who accept offers of employment with Purchaser or its Affiliates, together with any Additional Available Employees who receive and accept offers of employment with the Purchaser or its Affiliates, are collectively referred to as the “Transferred Employees”. Seller or its Affiliates shall have the right, but not the obligation, to make offers of employment to any Company Employees or Additional Available Employees.

(c) Each offer of employment by Purchaser or its Affiliates to a Company Employee or to an Additional Available Employee shall be consistent with the provisions of this Section 6.9 and shall remain open for a period of at least fifteen (15) days. On or before the date that is five (5) Business Days prior to the Closing Date, Purchaser shall notify Seller as to each Company Employee and each Additional Available Employee who has accepted employment with the Purchaser or its Affiliates, and each Company Employee and each Additional Available Employee who has rejected or not responded to an offer of such employment. Purchaser shall indemnify and hold harmless Seller and its Affiliates with respect to all Losses relating to or arising out of the employee selection and employment offer process described in the preceding provisions of this Section 6.9 (including any claim of discrimination or other illegality in such selection and offer process). The transfer of employment of each Transferred Employee, as described in this Section 6.9, shall be effective as of the Effective Date.

(d) The terms of employment (including all benefits) of the Transferred Employees by the Purchaser or its Affiliates shall be substantially similar or superior to those terms of employment and benefits provided by Purchaser and its Affiliates to their employees in similar positions and with similar responsibilities as of the Closing Date. Effective as of the Effective Date, all Transferred Employees shall cease to be employees of Seller or its Affiliates. For a period of not less than one (1) year following the Effective Date, Purchaser or its Affiliates shall pay each Transferred Employee a base salary or wage not less than that paid by Seller or its Affiliates immediately prior to the Closing Date, and Purchaser or its Affiliates shall provide to each Transferred Employee an opportunity to earn bonuses on the same basis as similarly situated employees of Purchaser and its Affiliates.

(e) Purchaser shall cause each Transferred Employee and his or her eligible dependents (including all such Transferred Employee’s dependents covered immediately prior to the Closing Date by a Seller Plan that is a group health plan) to be covered under group health, prescription drug, dental and similar type welfare benefit plans maintained by Purchaser or its Affiliates that (i) provide benefits to the Transferred Employee and such eligible dependents effective immediately upon the

Closing Date and (ii) credit such Transferred Employee, for the year during which such coverage under such plans begin, with any deductibles, co-payments and out-of-pocket expenses already incurred during such year under Seller Plans that provide similar benefits.

(f) Purchaser shall cause the employee benefit plans and programs maintained after the Closing by Purchaser and its Affiliates to recognize each Transferred Employee’s years of service and level of seniority with Seller and its Affiliates prior to the Closing Date for purposes of terms of employment and eligibility, vesting and benefit determination (but not benefit accrual) under such plans and programs, including paid vacation, paid sick time, severance benefits and employer contribution rates under retirement plans. Purchaser shall cause to be waived any eligibility waiting periods, insurability requirements and pre-existing condition limitations or restrictions under each employee welfare benefit plan or program sponsored by Purchaser or one of its Affiliates so that each Transferred Employee will be fully eligible to participate in each welfare Benefit Plan of the Purchaser or its Affiliates as of Closing, except to the extent such Transferred Employee was not eligible to participate in Seller’s Benefit Plans as of Closing.

(g) Seller shall permit each Transferred Employee to elect on the Closing Date (or as soon thereafter as reasonably practicable) a direct rollover of his or her rolloverable account balance under the Seller Thrift Plan to a defined contribution plan designated by Purchaser (the “Purchaser Savings Plan”), and Seller shall cause the Seller Thrift Plan to deliver to the Purchaser Savings Plan as soon as reasonably practicable after the Closing Date the promissory notes and other loan documentation, if any, of the Transferred Employees who have elected such a direct rollover in accordance with the procedures prescribed by Seller. Seller and Purchaser shall cooperate and take such actions, if any, as are necessary to permit the continuation of loan repayments by Transferred Employees to the Seller Thrift Plan by payroll deductions during the period beginning on the Closing Date and ending 90 days after the Closing Date; provided, however, that if a Transferred Employee makes a direct rollover election as described in this Section 6.9(g) within such 90-day period, then the Seller Thrift Plan shall continue to accept loan repayments from such Transferred Employee by payroll deduction until the date of such direct rollover. Purchaser shall cause the Purchaser Savings Plan to accept the direct rollover of electing Transferred Employees’ benefits in cash and, if applicable, promissory notes that are not accelerated from the Seller Thrift Plan. Seller represents, warrants and agrees with respect to the Seller Thrift Plan, and Purchaser represents, warrants and agrees with respect to the Purchaser Savings Plan, that, as of each date of a rollover described in this Section 6.9(g), such plan (i) is intended to satisfy the requirements of Sections 401(a), (k), and (m) of the Code and (ii) will have received, or a pending application will have been timely filed for, a favorable determination letter from the Internal Revenue Service regarding such qualified status.

(h) Claims of Transferred Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and/or other welfare benefits (“Welfare Benefits”) (other than disability benefits) that are incurred before the Effective Date shall be the sole responsibility of the Seller Plans. Claims of Transferred Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred on or after the Effective Date shall be the sole responsibility of Purchaser and the Company. For purposes of the preceding provisions of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began. Claims of individuals receiving long-term disability benefits under a Seller Plan as of the Effective Date shall be the sole responsibility of the Seller Plan. Except as provided in the preceding sentence, claims of Transferred

Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits from and after the Effective Date shall be the sole responsibility of Purchaser and the Company (without regard to whether the circumstances giving rise to such claim occurred before, on or after the Effective Date). Claims for workers’ compensation benefits for Transferred Employees arising out of occurrences prior to the Effective Date shall be the responsibility of Seller. Claims for workers’ compensation benefits for Transferred Employees arising out of occurrences on or after the Effective Date shall be the responsibility of Purchaser.

(i) Seller and Purchaser shall take all steps necessary or appropriate so that the account balances under the Seller FSP of each Transferred Employee who has elected to participate therein in the year in which the Closing Date occurs shall be transferred, as soon as practicable after the Closing Date, to the Purchaser FSP, and so that the contribution elections of each such Transferred Employee as in effect immediately before the Closing Date remain in effect under the Purchaser FSP for the remainder of the year in which the Closing Date occurs. If the aggregate amount of the transferred account balances of Transferred Employees is negative, then Purchaser shall pay Seller the amount of such aggregate negative balance promptly following the account balance transfer. If the aggregate amount of the transferred account balances of Transferred Employees is positive, then Seller shall pay Purchaser the amount of such aggregate positive balance promptly following the account balance transfer.

(j) If Purchaser (1) fails to offer employment to any Company Employee or (2) during the period from the Closing Date until the first anniversary date thereof, terminates the employment of any Transferred Employee, other than for retirement, resignation, death, disability or Cause (as defined below in this paragraph), then, in either such case, Purchaser shall cause each such employee to be provided with (i) payment in full for all accrued but unused vacation time, plus (ii) severance benefits (which shall be paid in a single, lump sum payment) equal to the highest level of severance benefits described in the severance plan that Purchaser and its Affiliates make available to their similarly situated employees and that would have been provided to such employee if his or her employment had been terminated under circumstances entitling such employee to such benefits under such severance plan; provided, however, that in no event shall any such severance benefits be less than two (2) weeks of base pay for each year of recognized service (with the years of service rounded to the nearest full year), subject to, for purposes of this proviso, a minimum of ten (10) weeks of annual base pay. For the purpose of calculating the amount of any severance compensation in respect of such severance benefit, Purchaser shall ensure that each such employee’s period of service prior to the Closing Date is taken into account as set forth in Section 6.9(c). For purposes of this Section 6.9(j), the term “Cause” shall mean that the employee (1) has engaged in gross negligence or willful misconduct in the performance of the duties of his or her employment, (2) has materially breached any material provision of any written agreement between the employee and his or her employer, (3) has willfully disregarded any written corporate policies established by his or her employer, (4) has willfully engaged in conduct that the employee knows or should know is materially injurious to his or her employer, or (5) has been convicted of a crime involving moral turpitude or any felony.

(k) All service credited under the vacation policies of Seller or its Affiliates for Transferred Employees for the calendar year in which the Closing occurs, including unused balances as set forth on Schedule 6.9(a) and Schedule 6.9(b), as may be increased or decreased as of the Closing Date based on actions of the Transferred Employees after the date hereof, shall be recognized by Purchaser.

(l) Nothing herein shall be deemed or construed to (1) give rise to any rights, claims, benefits, or causes of action to a Transferred Employee or (2) prevent, restrict, or limit the Purchaser, following the Closing Date, from modifying or terminating any of its benefit plans, programs or policies from time to time as it may deem appropriate, subject only to compliance with the express provisions of this Section 6.9 for the benefit of Seller.

Section 6.10 Supplementation and Amendment of Schedules. From time to time prior to the Closing, Seller shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement. No such supplement or amendment shall have any effect on the satisfaction of the condition to Closing set forth in Section 7.1(a).

Section 6.11 Company Guarantees.

(a) Purchaser and Seller shall each use its commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, on or before the Closing, valid and binding written releases of Seller and its Affiliates (other than the Company), as applicable, from any liability or obligation, whether arising before, on or after the Closing Date, under any Company Guarantees in effect as of the Closing. To the extent necessary, Purchaser agrees to provide substitute guarantees with terms that are at least as favorable to the counterparty as the terms of the applicable Company Guarantees and to furnish letters of credit, institute escrow arrangements, post surety or performance bonds or make other arrangements as the counterparty may reasonably request. If any Company Guarantee has not been released as of the Closing Date, then Purchaser and Seller shall each continue to use its commercially reasonable efforts after the Closing to cause each such unreleased Company Guarantee to be released promptly.

(b) Notwithstanding anything to the contrary herein, Purchaser and Seller acknowledge and agree that at any time on or after the Closing Date, Seller and its Affiliates may, in their sole discretion, take any action to terminate, obtain release of or otherwise limit their liability under any and all outstanding Company Guarantees.

(c) Purchaser shall indemnify and hold harmless Seller and its Affiliates from and after the Closing for any Losses arising out of or relating to any Company Guarantees to the extent arising from or related to matters involving the Company or Purchaser.

Section 6.12 Intercompany Contracts; Intercompany Balances. Except as set forth on Schedule 6.12, all contracts, agreements and arrangements (excluding any Tax sharing or allocation agreements) between and among the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, including hedging arrangements, shall continue in full force and effect, unaffected by the consummation of this Agreement Except as set forth on Schedule 6.12, all intercompany balances between and among the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, shall be eliminated by dividend, capital contribution, discharge or otherwise in their entirety effective as of the Effective Date.

Section 6.13 Insurance. Until Closing, Seller shall keep, or cause to be kept, all material insurance policies maintained by the Seller for the benefit of the Company, or suitable replacements therefor (which may include policies containing terms equal or more favorable than the policies that they are replacing), in full force and effect.

Section 6.14 Environmental Remediation. Purchaser shall not conduct (or have conducted on its behalf) any material remediation operations with respect to any claimed Losses relating to a breach of Seller’s representation or warranty pursuant to Section 4.16 or any claim relating to the subject matter of such representation or warranty without first giving Seller notice of the remediation with reasonable detail at least 45 days prior thereto (or such shorter period of time as shall be required by any Governmental Authority). Seller shall have the option (in its sole discretion) to conduct (or have conducted on their behalf) such remediation operations. If Seller shall not have notified Purchaser of their agreement to conduct such remediation operations within such specified period, then Purchaser may conduct (or have conducted on its behalf) such operations. Purchaser and Seller agree that any remediation activities undertaken with respect to the Company’s assets, whether conducted by Purchaser or Seller, shall be reasonable in extent and cost effective and shall not be designed or implemented in such a manner as to exceed what is required to cause a condition to be brought into compliance with Environmental Laws. All remediation activities conducted by Seller under this Agreement shall be conducted to the extent reasonably possible so as not to interfere substantially with Purchaser’s operation of the Company’s assets.

Section 6.15 Vehicle Leases. With respect to the vehicles listed on the attached Schedule 6.15 (the “Leased Vehicles”), Seller shall cause the Company to purchase such Leased Vehicles from the applicable lessors, pursuant to the terms set forth in the applicable leases or as otherwise required by such lessors, and the Purchase Price shall be increased by the actual amount paid to the applicable lessors to purchase the Leased Vehicles.

Section 6.16 Transition Services. Seller and Purchaser hereby agree to negotiate in good faith to enter into a transition services agreement as mutually agreed upon by the parties hereto before the Closing, provided however, that nothing in this Section 6.16 shall create a condition to Closing, and the failure of Seller and Purchaser to mutually agree upon a transition services agreement shall not affect the parties obligations to close the transaction contemplated by this Agreement. Purchaser understands and agrees that Seller’s obligation to provide transition services under the transition services agreement shall be limited to the provision of: (i) reasonable office space, (ii) reasonably necessary IT services, and (iii) to the extent permitted by any third party licensor of Seller, access to Seller’s accounting, land, production reporting and measurement systems. Seller shall provide such transition services at Seller’s cost. Purchaser and/or Company, as applicable, each agree to provide to Seller transition services and access to Company records as is reasonably necessary to allow Seller to perform all customary accounting and financial reporting activities related to Seller’s ownership, control and/or operation of the Company, including monthly, quarterly and year-end financial and tax reporting. Purchaser shall provide such transition services at Purchaser’s cost. Neither Party shall be obligated to acquire new, additional or different personnel, equipment or resources, or to acquire or establish any separate hardware or software platforms to perform such transition services. The Parties may use Affiliates, contractors, subcontractors, vendors or other third parties to provide some or all of the transition services. Unless otherwise specifically provided in a mutually agreed upon transition services agreement, the transition services will be available only for a period of six (6) months from the Closing Date. Purchaser understands and agrees that Seller shall have no obligation to provide transition services to Purchaser to the extent the Company Employees or the Additional Available Employees that typically provide such services are no longer available to Seller.

ARTICLE 7.

CONDITIONS

Section 7.1 Conditions to Obligations of the Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) Subject to supplementation pursuant to Section 6.10, Seller shall be deemed to remake the representations and warranties of Seller set forth in this Agreement and such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 7.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect;

(b) Seller shall have performed and complied with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided however, that in the event of any failure to comply, the condition set forth in this Section 7.1(b) shall be deemed satisfied unless the effect of any such failure to comply results in a Material Adverse Effect;

(c) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) Seller shall have delivered, or caused to be delivered, to Purchaser certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers duly executed in blank;

(e) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed and acknowledged affidavit of Seller or the appropriate Affiliate of Seller, substantially in the form attached hereto as Exhibit E, stating that Seller or such Affiliate of Seller is not a “foreign person” as defined in Section 1445 of the Code;

(f) the resignations (or evidence of removal) of each officer and director of the Company, effective as of the Closing Date, for which Purchaser has requested a resignation at least three Business Days prior to the Closing; and

(g) such other duly executed documents, instruments and certificates as may be required to be delivered by the Seller pursuant to the terms of this Agreement.

Section 7.2 Conditions to Obligations of the Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a) Purchaser shall be deemed to remake the representations and warranties of Purchaser set forth in this Agreement and such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) Seller shall have received the Estimated Purchase Price in immediately available funds by wire transfer to the account or accounts specified by Seller;

(e) the transactions contemplated by that certain Limited Liability Company Membership Interest Purchase Agreement dated as of September 19, 2005 by and between the Company and TXOK Acquisition, Inc. relating to the ONEOK Resources Holdings Sale shall be consummated simultaneously with the consummation of the transactions contemplated by this Agreement;

(f) the sum of all Title Defect Amounts for Title Defects properly reported under Section 3.4(a), less the sum of all Title Benefit Amounts for Title Benefits properly reported under Section 3.4(b) shall be less than ten percent (10%) of the Base Purchase Price;

(g) Purchaser shall have delivered such other duly executed documents, instruments and certificates as may be required to be delivered by the Purchaser pursuant to the terms of this Agreement.

ARTICLE 8.

TERMINATION

Section 8.1 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of Seller and Purchaser; or

(b) by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the Parties hereto shall promptly appeal any adverse determination that is not nonappealable (and pursue such appeal with reasonable diligence).

Section 8.2 Termination for Breach or Failure to Close. Unless otherwise agreed to in writing by the Parties, this Agreement shall terminate upon the exercise of a Party’s express remedies under Section 2.6 hereof. Upon such termination, the purchase of the Shares hereunder shall be abandoned, without further action by Purchaser or Seller.

Section 8.3 Procedure Upon Termination. In the event of termination by Purchaser or Seller, or both, pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Purchaser or Seller.

Section 8.4 Effect of Termination. In the event that this Agreement is validly terminated pursuant to Section 8.1 or Section 8.2, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, that (a) the provisions of this Section, the Confidentiality Agreement and provisions which by their nature are intended to survive termination shall remain in effect notwithstanding such termination and (b) no such termination shall relieve any Party hereto from liability for any breach of this Agreement.

ARTICLE 9.

TAX MATTERS

Section 9.1 Transaction Taxes. All transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar taxes, fees and expenses (including, but not limited to, all applicable stock transfer, real estate transfer or gains Taxes and including any penalties, interest and additions to such tax) (“Transaction Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Purchaser, to the extent that Purchaser is legally obligated to pay those Transaction Taxes, and shall be borne by the Seller, to the extent that Seller is legally obligated to pay Transaction Taxes, regardless of whether the tax authority seeks to collect such Taxes from Seller or Purchaser. Purchaser and the Seller shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of laws relating to such Transaction Taxes. Seller shall prepare all tax filings related to any Transaction Taxes. Fifteen (15) days prior to making such filings, Seller shall provide to Purchaser Seller’s work papers for Purchaser’s review and approval. Ten (10) days prior to the filing date, Purchaser shall provide to Seller approval of such work papers. Within ten (10) days of receiving notice from Seller of the amount of Transaction Taxes due, Purchaser shall pay such amount to Seller for remittance to the applicable Governmental Authority. Seller shall give prompt written notice to Purchaser of any proposed adjustment or assessment of any Transaction Taxes with respect to the transaction, or of any examination of said transaction in a sales, use, transfer or similar tax audit. In any proceedings, whether formal or informal, Seller shall permit Purchaser to participate and control the defense of such proceeding and shall take all actions and execute all documents required to allow such participation. Seller shall not negotiate a settlement or compromise of any Transaction Taxes without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

Section 9.2 Real and Personal Property Taxes. All real and personal property Taxes and assessments arising with respect to the Company shall be prorated between Purchaser and Seller based on the relative periods of time the Company was owned by each Party or their respective Affiliates (based on the Effective Date) during the fiscal period for which such Taxes are imposed by the applicable Tax Authority (as such fiscal period is or may be reflected on the bill rendered by such Tax Authority). Purchaser shall pay to Seller at Closing (or an appropriate increase shall be made to the Base Purchase Price), to reflect Seller’s estimate of Purchaser’s pro rata share of the Company’s ad valorem tax liability for the calendar year in which Closing occurs. Upon receipt by Seller of the tax bill, invoice or other statement regarding such real and personal property Taxes, Seller shall calculate the actual pro rata share of such tax bill, invoice or other statement attributable to each of Purchaser and Seller. Seller shall forward, as soon as practicable, to Purchaser a copy of such tax bill, invoice or statement along with the supporting documentation relating to the calculation of the pro rata share to Purchaser. If Purchaser’s actual pro rata share of the Company’s ad valorem tax liability is greater than the estimated amount paid by Purchaser, as set forth above, then Purchaser shall forward to Seller payment in immediately available funds of the additional amount of its pro rata share of such Taxes. If Purchaser’s actual pro rata share of such tax liability is less than the estimated amount paid, then Seller shall forward to Purchaser the difference in such amounts. Seller will pay the full amount of the tax bill, invoice or statement to the applicable Tax Authority. In the event Purchaser first receives a tax bill, invoice or statement relating to the Company from a Tax Authority for ad valorem taxes for the year in which Closing occurs, Purchaser shall immediately forward such tax bill, invoice or statement to Seller. Purchaser will be responsible for filing all ad valorem Tax Returns for the Company for the calendar years 2006 and beyond.

Section 9.3 Taxes Based on Revenues. All sales, franchise, gross receipts and other similar Taxes based upon revenues relating to the Company shall be prorated between Purchaser and Seller, with Seller being obligated to reimburse Purchaser only for the portion of any such Tax that is applicable to the cash received by Seller prior to the Effective Date that relates to the revenues of the Company being taxed. Upon receipt by Purchaser of the Tax Return, tax bill, invoice or other statement regarding such Taxes, Purchaser shall calculate the pro rata share of such Tax Return, tax bill, invoice or other statement attributable to Purchaser and Seller. Purchaser then shall forward, as soon as practicable, to Seller a copy of such tax bill, invoice or statement along with the supporting documentation relating to the calculation of the pro rata share to Seller. Seller then shall forward to Purchaser payment in immediately available funds of its pro rata share of such Taxes as soon as practicable in advance of the due date of the tax bill, invoice or statement and in time to avoid the incurrence of penalties or interest. Upon its receipt of such payment, Purchaser will pay the full amount of the tax bill, invoice or statement to the applicable Tax Authority. In the event Seller first receives a tax bill, invoice or statement relating to the revenues of the Company from a Tax Authority, Seller shall immediately forward such tax bill, invoice or statement to Purchaser.

Section 9.4 Section 338(h)(10) Election. Purchaser and Seller (or its applicable Affiliate) shall make timely, joint elections under Section 338(h)(10) of the Code and Treasury Regulations Section 1.338(h)(10) and any comparable election under foreign, state or local tax law (the “Elections”) with respect to the purchase and sale of the Shares pursuant to this Agreement. Purchaser shall be responsible for and control the preparation and filing of the Elections in accordance with the allocation of the Purchase Price described in Section 9.5 below. In particular, Seller shall deliver to Purchaser all information reasonably requested to enable Purchaser to prepare Forms 8023 and all attachments required to be filed therewith (the “Forms”), including the schedule of data required by the Forms, no later than ninety (90) days before the Forms are due to be filed. Once prepared by Purchaser, a draft copy of the Forms shall be forwarded to Seller for its approval at least thirty (30) days prior to the filing due date for the Forms and which approval shall not be unreasonably withheld or delayed. The Forms shall be duly executed by an authorized person for each Party and duly and timely filed by Purchaser on behalf of Purchaser and Seller (or its applicable Affiliate). The Purchaser and Seller will file all Tax Returns (including the Forms) in a manner consistent with such election. Notwithstanding any other provision of this Agreement to the contrary, Seller agrees that any income and gain recognized as a result of, and in accordance with (i) the making of the Section 338(h)(10) Election will be included in Seller’s Federal and applicable foreign, state and local income tax returns. Seller shall be liable for and shall timely pay to the appropriate Governmental Authorities an amount equal to the resulting Tax liability attributable to the Section 338(h)(10) Election, and (ii) if the 338(h)(10) Election is disallowed by the Governmental Authority and such disallowance is agreed to by Seller or upheld by any court (in whole or in part), provided such court decision is final and nonappealable, then Seller shall pay to Purchaser an amount equal to the amount of such Tax liability.

Section 9.5 Allocation of Purchase Price. As promptly as practicable, but in no event later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Allocation Statement”) allocating the Purchase Price among the assets of the Company in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder and consistent with the allocation set forth on Exhibit B. Seller shall have fifteen (15) days to review the Allocation Statement and shall notify Purchaser of any disputes with the allocation as set forth in the Allocation Statement. Seller and Purchaser shall negotiate in good faith to resolve any such dispute prior to the date that is sixty (60) days prior to the due date of the Tax Returns that reflect the allocation. If Seller and Purchaser cannot resolve the disputed allocation prior to such date, then Seller and Purchaser shall refer the dispute to the Accountant to review and to determine the proper allocation (it being understood that in making such determination, the Accountant shall be functioning as an expert and not as an arbitrator). The Accountant shall deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accountant), a determination of the allocation. This determination will be binding on the Parties hereto and all Tax Returns filed by Purchaser, Seller and each of their Affiliates shall be prepared consistently with such allocation. The cost of such review and report shall be borne by Purchaser.

Section 9.6 Conflict. In the event of a conflict between the provisions of this Article 9, on the one hand, and the provisions of Article 10, on the other hand, the provisions of this Article 9 shall control.

ARTICLE 10.

INDEMNIFICATION

Section 10.1 Survival of Representations and Warranties and Covenants. The representations and warranties of the Parties contained in this Agreement shall survive the Closing until nine (9) months after the Closing Date, except that (a) the representations and warranties in Sections 4.2, 4.3, 4.5, 4.20, 5.1, 5.2, 5.5 and 5.6 shall survive until the fifth anniversary of the Closing Date, and (b) the representations and warranties in Section 4.10 shall survive the Closing until the expiration of the applicable statute of limitations, and (c) the representations and warranties in Section 3.1 shall expire as of the Title Claim Date as provided in Section 3.6. All of the covenants made by each Party in this Agreement shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect after the Closing indefinitely until all obligations with respect to any such covenants are fulfilled in their entirety.

Section 10.2 Indemnification by Seller.

(a) Subject to Sections 6.10, 10.1 and 10.5 hereof, Seller hereby agrees to indemnify and hold harmless Purchaser, the Company and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against any Losses incurred by any of the Purchaser Indemnified Parties based upon or arising directly from any breach of the representations, warranties, covenants or agreements made by Seller in this Agreement; provided, however, that the sole remedies for breach of Seller’s representations and warranties set forth in Article 3 relating to Title Matters are only those remedies set forth in Article 3, and Seller’s indemnification obligations under this Section 10.2(a) shall not apply thereto.

(b) Purchaser acknowledges and agrees that Seller shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by Purchaser or any other Person (other than Seller in breach of this Agreement) after the Closing Date. Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to the Loss.

(c) Seller shall indemnify, defend and hold harmless the Purchaser and the Company against any failure by Seller to pay all Taxes (i) incurred with respect to the 338 (h)(10) Election and (ii) relating to the Company and its subsidiaries for all Tax Periods (or portions thereof) that end on or prior to the Closing Date, including other liabilities, costs, expenses (including without limitation attorneys’ and accountants’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to Seller’s failure to pay such Taxes.

Section 10.3 Indemnification by Purchaser.

(a) Subject to Sections 10.1 and 10.5, Purchaser hereby agrees to indemnify and hold Seller and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any Losses incurred by any of the Seller Indemnified Parties based upon or arising directly from (i) any breach of the representations, warranties, covenants or agreements made by Purchaser in this Agreement and (ii) except as otherwise provided in Section 10.2(a), all Liabilities of the Company arising on, before or after the Closing Date.

(b) Seller shall take and cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to the Loss.

Section 10.4 Indemnification Procedures.

(a) In the event that any Legal Proceeding shall be instituted, or that any claim shall be asserted, by any Person in respect of which payment may be sought under Sections 10.2 or 10.3 hereof (an “Indemnification Claim”), the indemnified party shall promptly cause written notice in reasonable detail of the assertion of any Indemnification Claim of which it has knowledge that is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that relates to any Losses indemnified against hereunder, it shall, within thirty (30) days of receipt of the written notice of the Indemnification Claim, notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 10.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 10.5, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder, subject to the applicable limitations of Section 10.5, shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Indemnification Claim. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

(b) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

Section 10.5 Limitations on Indemnification.

(a) A Purchaser Indemnified Party may assert an Indemnification Claim pursuant to Section 10.2(a) with respect to representations and warranties of the Seller only to the extent the Purchaser Indemnified Party gives notice of the Indemnification Claim pursuant to Section 10.4(a) prior to the expiration of the applicable time period set forth in Section 10.1 for such representation and warranty. Any Indemnification Claim not made in accordance with Section 10.4(a) by the Purchaser Indemnified Parties on or prior to the applicable date set forth in Section 10.1 or herein, and Seller’s indemnification obligations with respect thereto, will be irrevocably and unconditionally released and waived by the Purchaser Indemnified Parties.

(b) Notwithstanding the provisions of this Article 10, Seller shall not have any indemnification obligations for Losses under Section 10.2(a), (i) for any individual item where the Loss relating thereto is less than $100,000 and (ii) in respect of each individual item where the Loss relating thereto is equal to or greater than $100,000, unless the aggregate amount of all such Losses exceeds $8,318,073.90, and then only to the extent of such excess. In no event shall the aggregate amount of Losses to be paid by Seller under Section 10.2(a) exceed $27,726, 913.00.

(c) No representation or warranty of Seller contained herein shall be deemed untrue or incorrect, and Seller shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event of which (i) is disclosed in response to another representation or warranty contained in this Agreement or (ii) Purchaser is aware as of the date of this Agreement.

(d) No Purchaser Indemnified Party shall have any right to indemnification under this Article 10 in respect of any matter that is taken into account in the calculation of any adjustment to the Purchase Price made pursuant to the terms of this Agreement.

(e) The amount of any Losses for which indemnification is provided under this Article 10 shall be net of any amounts actually recovered by the indemnified party under insurance policies, and net of any Tax Benefit realized by Purchaser with respect to such Losses. Purchaser and/or Company shall be obligated to seek such Tax Benefits and pursue any recoverable amounts under insurance policies, provided however that Seller shall make payment to Purchaser or Company, as applicable, for any indemnifiable costs and expenses, as such costs and expenses are incurred by Purchaser or Company. Purchaser or Company, as applicable, shall promptly remit to Seller any amounts recovered or Tax Benefits realized to the extent Seller has previously made payment to Purchaser and/or Company for such Losses.

(f) Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations, assets (including all plugged or abandoned wells) and business of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Purchaser Indemnified Parties has relied on the results of Purchaser’s independent investigation.

(g) Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges that the Properties and other assets of the Company have asbestos-containing materials. Seller hereby disclaims all liability and responsibility with respect to any claims or Liabilities arising therefrom or related thereto, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges that it shall have no claims against Seller or its Affiliates with respect thereto.

Section 10.6 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article 10 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

Section 10.7 NO CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON, EITHER IN CONTRACT OR IN TORT, FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF SUCH OTHER PERSON, INCLUDING LOSS OF FUTURE REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO

THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY. THE EXCLUSION OF CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES AS SET FORTH IN THE PRECEDING SENTENCE SHALL NOT APPLY TO ANY SUCH DAMAGES SOUGHT BY THIRD PARTIES AGAINST A PURCHASER INDEMNIFIED PARTY OR A SELLER INDEMNIFIED PARTY, AS THE CASE MAY BE, IN CONNECTION WITH LOSSES THAT MAY BE INDEMNIFIED PURSUANT TO THIS ARTICLE 10.

Section 10.8 EXCLUSIVE REMEDY. SUBJECT TO THE PROVISIONS OF SECTION 2.6, SELLER, ON BEHALF OF ITSELF AND EACH OF THE OTHER SELLER INDEMNIFIED PARTIES, AND PURCHASER, ON BEHALF OF ITSELF AND EACH OF THE OTHER PURCHASER INDEMNIFIED PARTIES, ACKNOWLEDGE AND AGREE THAT THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OR INACCURACY, OR ALLEGED BREACH OR INACCURACY, OF ANY REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR ANY COVENANT OR AGREEMENT UNDER THIS AGREEMENT, SHALL BE INDEMNIFICATION IN ACCORDANCE WITH THIS ARTICLE 10 AND THE ADJUSTMENTS TO THE PURCHASE PRICE SET FORTH IN SECTIONS 2.2(b), 2.2(c), 2.2(d), 2.2(e), 3.4, 6.15 AND 9.2. IN FURTHERANCE OF THE FOREGOING, SELLER, ON BEHALF OF ITSELF AND EACH OF THE OTHER SELLER INDEMNIFIED PARTIES, AND PURCHASER, ON BEHALF OF ITSELF AND EACH OF THE OTHER PURCHASER INDEMNIFIED PARTIES, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL OTHER RIGHTS, CLAIMS AND CAUSES OF ACTION (INCLUDING RIGHTS OF CONTRIBUTIONS, IF ANY) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY TORT OR BREACH OF CONTRACT CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHICH EXIST OR MAY ARISE IN THE FUTURE, THAT IT MAY HAVE AGAINST THE SELLER INDEMNIFIED PARTIES OR THE PURCHASER INDEMNIFIED PARTIES, AS THE CASE MAY BE, ARISING UNDER OR BASED UPON ANY FEDERAL, STATE OR LOCAL LAW (INCLUDING ANY SUCH LAW RELATING TO ENVIRONMENTAL MATTERS OR ARISING UNDER OR BASED UPON ANY SECURITIES LAW, COMMON LAW OR OTHERWISE).

ARTICLE 11.

MISCELLANEOUS

Section 11.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) business day after the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

if to Purchaser, to:

TXOK Acquisition, Inc.

12377 Merit Drive

Suite 1700

Dallas, Texas 75251

Attention: Chief Financial Officer

Facsimile: 214-368-2087

with copies to:

Haynes & Boone

2520 N. Plano Road

Suite 4000

Richardson, Texas 75082-4101

Attention: William L. (Lanny) Boeing

Facsimile: 972-692-9053

if to the Seller, to:

ONEOK, Inc.

1800 ONEOK Plaza

100 West 5th Street

Tulsa, OK 74103

Attention: President

Facsimile: 918.588.7961

with copies to:

ONEOK, Inc.

1800 ONEOK Plaza

100 West 5th Street

Tulsa, OK 74103

Attention: General Counsel

Facsimile: 918.588.7971

Section 11.2 Headings. The headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 11.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile) is considered an original.

Section 11.4 Entire Agreement. This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 11.5 Governing Law. The provisions of this Agreement, all of the documents delivered pursuant hereto, their execution, performance or nonperformance, interpretation, construction and all matters based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement (whether in tort or contract) shall be governed by the laws, both procedural and substantive, of the State of Oklahoma without regard to its conflict of laws provisions that if applied might require the application of the laws of another jurisdiction.

Section 11.6 Submission to Jurisdiction; Consent to Service of Process.

(a) Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereby irrevocably submit to the exclusive personal jurisdiction of the state and federal courts located in the State of Oklahoma over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereto hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.1.

Section 11.7 Publicity. Unless otherwise required by Law, from the date of this Agreement until the Closing, no Party hereto shall issue any press release with respect to the transactions contemplated by this Agreement without prior written notice to the other Party hereto and only after giving the other Party hereto a reasonable opportunity to consult with respect to the content thereof.

Section 11.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a Party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Party hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the Parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

Section 11.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.10 Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK –

SIGNATURE PAGES TO FOLLOW)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

ONEOK, INC.

By:	/s/ DAVID L. KYLE
Name:	David L. Kyle
Title:	Chairman of the Board, President and Chief Executive Officer

“SELLER”

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

TXOK Acquisition, Inc.

By:	/s/
Name:
Title:

“PURCHASER”

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Exhibit D

Excluded Assets

All of the membership interests and assets of ONEOK Resources Holdings, L.L.C. and its subsidiaries ONEOK Texas Energy Holdings, L.L.C. and ONEOK Texas Energy Resources, L.P. and all proceeds of the sale of any such membership interests or assets

The names “ONEOK,” “ONEOK Energy Resources,” “ONEOK Energy Resources Company,” “ONEOK Energy Resources Holdings,” “ONEOK Texas Energy Holdings,” “ONEOK Texas Energy Resources”

All desks, workstations, computer equipment and other furniture, fixtures or equipment located at the Company’s headquarters at 100 W. 5th Street, Tulsa, Oklahoma and any lease agreement or other right to use space at that location

The field office located in Woodward, Oklahoma, and all desks, workstations, computer equipment and other furniture, fixtures or equipment located therein and any lease agreement or other right to use space at that location

SCADA software and systems (other than the equipment located on the Properties)

Excaliber software (other than databases of the Company)

All software that would require a new or additional license for the continued use thereof by the Company after, or as a result of, the consummation of the transactions described in this Agreement

All Contracts and other assets that are not primarily related to the Properties (except that all hedging, option and similar contracts shall remain with the Company)

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